Exhibit 10.61

(Agreement in respect

of placement of advertising

on the CTC Network)

AGENCY AGREEMENT No KT-4/1207

Moscow	December 14, 2007

Closed Joint Stock Company “New Channel” (OGRN 1047796750880), hereinafter referred to as the “Principal”, represented by its General Director A.E. Rodnyansky, acting pursuant to the Charter on one side, and Closed Joint Stock Company “Kompaniya TSV” (OGRN 5077746859757), hereinafter referred to as the “Agent”, represented by the Deputy General Director V.L. Vshivkin, acting pursuant to the Power of Attorney without number dated December 3, 2007, on the other side, hereinafter referred to as the “Parties”, entered into this Agency Agreement (hereinafter the “Agreement”) as follows:

1. Definitions.

1.1. For the purpose of interpretation of the terms and conditions of this Agreement the terms defined below shall have the following meanings:

1.1.1. “Network Program Block” means a combined audiovisual production (a product of intellectual activity), developed by the Principal for use by the broadcasters affiliated with Domashny network as a program of a broadcast company and a program of a cable company (art.1330 of the Civil Code of RF) and having the same content for all stations of the Domashny network across Russia.

1.1.2. “Regional Broadcast Window” means a length of time within a Network Program Block, during which a broadcaster affiliated with the Domashny network is allowed to substitute at its discretion the audiovisual productions of the Network Program Block for any other productions.

1.1.3. “Advertising” means the information disseminated by any method, in any form and using any media, addressed to an unlimited audience and aimed at attracting attention to the advertised item, to build or maintain interest in it and promoting it in the market.

1.1.4. “Social Advertising” means the information disseminated by any method, in any form and using any media, addressed to an unlimited audience and aimed at accomplishing charity or other objectives of value to public as well as at promoting the government’s interests. Social advertising may not mention any specific makes (models, articles) of products, trademarks, service marks or other means of their identification, any individuals and corporate entities except for mentioning governmental authorities, other instruments of the government, local or municipal authorities, municipal bodies that are not part of local administration and sponsors.

1.1.5. “Sponsorship Advertising” means the advertising disseminated under the condition that a certain person is to be mentioned as a sponsor.

1.1.6. “Commercial” means an audiovisual production containing advertising.

1.1.7. ‘Network Advertising” means advertising material (including sponsorship advertising  and social advertising agreed with the Principal that is placed on a charge basis) that the Principal places in the Network Program Blocks in the time intervals as agreed between the Agent and Principal and broadcast throughout the entire Domashny Network. Network Advertising may be broadcast as commercials and/or in other forms.

1.1.8. “Clients” means the advertisers (including sponsors), other third parties representing the advertisers (or sponsors) under respective agreements, as well as third parties ordering the placement of sponsorship or social advertising.

1.1.9. “Advertising Services” means the acceptance by the Principal for broadcasting within the Network Program Blocks of the Network Advertising (including sponsorship advertising and social advertising placed on a charge basis).

1.1.10. “Reporting Period” means one calendar month.

1.1.11. “Principal’s Actual Advertising Revenue for Reporting Period (the “Principal’s Actual Gross Revenue”) shall consist of:

•                   revenues generated by advertising agreements by the Agent net of the value added tax;

•                   other revenues (fines, penalty interests and other income including the termination fee), due to the Principal and actually received by the Agent/Principal in transactions entered into with Clients by the Agent pursuant to this Agreement.

1.1.12. “Entering into transactions” means taking such actions as to create, vary or terminate private rights and obligations (concluding, amending (agreeing on amendments), including agreement extensions or terminations, as well as taking physical actions that result in legally binding consequences).

2. Scope of Agreement

2.1. In accordance with this Agreement the Agent agrees to take in its own name for a fee certain legal and other actions on behalf and on the account of the Principal to sell the Principal’s advertising services commencing from January 1, 2008.

2.2. The Principal shall pay to the Agent a fee for taking legal and other actions, set forth in section 2.1. hereof in such amounts and according to such procedure as provided hereunder.

2.3. The Principal agrees to broadcast the Network Advertising placed by the Agent under the agreements made with the Clients pursuant to this Agreement throughout the Domashny Network. The procedures for sponsorship advertising shall be agreed by the Parties in Appendix 3.

2.4. For the purpose of performance of the obligations to the Clients under agreements entered into by the Agent, the Principal shall allocate time intervals (advertising blocks or other time intervals) for the placement of Commercials in the Network Program Blocks between 7 a.m. of the day and 1 a.m. of the following day, excluding a Regional Broadcast Window with a length of 2 (two) hours on week days, week-ends and holidays of up to 10.5% (ten point five percent) of the length of the Network Program Block during any hour excluding the Regional Broadcast Window.

The Principal shall have discretion in allocating time spots for Commercials to the Agent in the Network Programming Blocks broadcast between 1 a.m. and 7 a.m.

2.5. The performance by the Agent of sections 4.4., 4.7., 5.2., 5.6., 9.2. of this Agreement and section 1 of Supplementary Agreement No 1 (guarantee) shall be secured by a surety of CJSC ““Video International” Group of Companies” with the surety being jointly liable. A Surety Deed shall be executed with the said surety.

2.6. This Agreement shall not cover any relations between the Parties, Clients and other third parties arising in connection with political advertising and Social advertising broadcast on no-charge basis.

3. Obligations of the Parties

3.1. Obligations and rights in connection with entering into transactions and approving their terms

3.1.1. The Principal shall grant to the Agent a power to take legal and other actions in connection with selling Advertising without any further approval on the part of the Principal, and the Agent shall contract the sale of such services to the Clients being first and foremost guided by the best interests of the Principal, the terms and conditions of this Agreement, the instructions of the Principal as to the terms and conditions  relating to the pricing of advertising in agreements with the Clients, which shall be contained in Appendix 1 hereto as well as by all other appendices and addenda to this Agreement.

3.1.2. The Agent shall seek to secure the best possible conditions for the Principal in the agreements between the Agent and the Clients (“Client Agreements”). The Agent may, subject to the Principal’s consent, enter into Client Agreements on terms different from those set forth in Appendix 1, if it was impossible to obtain better contractual conditions, and, where by contracting on such terms that are different from those set forth in Appendix 1, the Agent has averted even more negative consequences for the Principal.

3.1.3. The Agent shall have an obligation to include in Client Agreements the following provisions:

<<1. The Client shall be fully responsible for the content and design of the advertisements placed under the Client Agreement, for any violations of copyrights and neighboring rights in respect of the works, including means of distinguishing the goods, manufacturers and sellers of the goods, and objects of neighboring rights being part of the advertisement.  Any financial claims, including from the authors and owners of the neighboring rights in respect of the advertisement shall be settled by the Client itself and at its cost.

If as a result of the placement of the advertisement delivered by the Client the Agent and/or the Principal become subject to third party claims, as well as if the Agent and/or the Principal suffer any negative consequences in the form of financial penalties, the Client shall indemnify the Agent and/or the Principal against all and any damages incurred as a result of such violation and shall pay a fine in the amount equal to the financial penalties incurred by the Agent and/or the Principal.

2. The Client shall be required to present to the Agent properly certified copies of licenses, if the advertised activity is subject to licensing; of certificates of conformance, if the advertised products are subject to mandatory certification; and of the registration certificates, if the advertised products are subject to state registration. Upon the Agent’s request, the Client shall be required to present within two days the proof of accuracy of the statements made in the advertisement.

3. If during any calendar year during the term of the Client Agreement the officially published US Dollar exchange rate fluctuates by more than ± 15% (hereinafter referred to as “allowed exchange rate corridor” or “corridor”) against the exchange rate as of January 1 of the respective year  (hereinafter referred to as the “reference exchange rate”),  i.e. if in any day during the term of the Client Agreement  (hereinafter referred to as the “exchange rate deviation date”) the US Dollar exchange rate deviates by more than  15% against the reference rate,

and

if during 30 (Thirty) calendar days following the exchange rate deviation date the average weighted US Dollar exchange rate remains outside the said corridor,

the parties (the Agent and the Client) shall regard such exchange rate deviation as a condition of force majeure in accordance with the provisions of the Client Agreement.

Note:  For the purpose of this section:

“US Dollar exchange rate” shall mean the official exchange rate of US Dollar to Russian Ruble, published by the Central Bank of the Russian Federation on a particular date.

“Average weighted exchange rate” shall mean average weighted exchange rate of US Dollar to Russian Ruble calculated according to the following formula:

AW  =  (Rd) · (d)

Tdp

where:

AW - average rate;

Rd - exchange rate of US Dollar to Russian Ruble, published by the Central Bank of the Russian Federation on a respective date;

d -  number of days during which the above US Dollar exchange rate remains effective,

Tdp - total number of days in the respective period for which the average weighted rate is calculated.

Upon occurrence and confirmation of the force majeure conditions set forth in this section, the parties (the Agent and the Client) shall act as follows:

Upon confirmation of the existence of the force majeure condition any party may initiate amendments to the existing Client Agreement by executing a respective addendum.

If the parties (the Agent and the Client) fail to come to agreement on amending the terms of the existing Client Agreement and to execute a respective addendum, the Client Agreement shall terminate as from the date agreed between the parties (the Agent and the Client), which shall result in application of the following provisions to the parties (given the specific nature of the force majeure conditions set forth above), in particular:

•                   the Client shall to pay to the Agent within 30 (thirty) days from the termination of the Client Agreement for advertising services actually provided, but not paid for as of the termination date (at earlier agreed prices), and to pay penalties accrued against the Client prior to the termination of the Client Agreement;

•                   the Agent shall be required within 30 (thirty) days from the termination date of the Client Agreement to return to the Client all advanced amounts paid by the latter to the Agent towards the payment  for advertising services not provided as of the termination date of the Client Agreement”.

4. The Agent (the Principal) may not accept for placement any advertising during the national mourning days declared in the Russian Federation and may reject or refuse to accept for placement any advertisement in the event it is not consistent with ethical, political or theme principles of the DOMASHNY Network or the applicable law of the Russian Federation.

5. The liability of the Agent (and, as a consequence, of the Principal) for non-compliance with the placement and/or dissemination of Advertising may not exceed one-time placement of the respective advertisement during the same time (during an equivalent television program) or the price of the advertisement not run or placed with deviations.

The Agent may deviate from the Principal’s instructions, contemplated by this section, only if as a result of such deviation the liability of the Agent (and, as a consequence, of the Principal) to the Client shall be less than provided under this Agreement.

3.1.4. The Agent shall carry all rights and obligations under agreements with Clients made pursuant to this Agreement, even if the Principal was named in such agreement and entered into direct arrangements with the Clients.

3.1.5. The Agent may engage third parties for the performance of this Agreement, always remaining responsible to the Principal for the actions/omission to act of such third parties, and the cost of such third party services shall be paid by the Agent from the agency fees due to it under this Agreement.

3.1.6. The Principal agrees that for the duration of this Agreement it shall not grant to third parties a right to enter on its behalf and account into any transactions for which the Agent is retained hereunder and shall not sell advertising directly to the Clients without prior written consent of the Agent except where the Principal entered into arrangements for free social advertising, political advertising or advertising of media outlets.  The Principal shall, on a quarterly basis, inform the Agent on any arrangements entered into to advertise media outlets.

3.1.7. The Agent shall deliver to the Principal reports on the performance of the Principal’s engagement pursuant to the procedure set forth in section 4.13. hereof.

3.1.8 The Principal shall be entitled to inspect accounting books and records of the Agent relating to the Agent’s compliance with the terms and conditions of this Agreement.  For such inspection, the Agent, upon the Principal’s request, shall provide certified copies of supporting documents and financial statements.

3.2 Obligation of the Principal to inform on the Network Program Block programming schedule.

3.2.1. The Principal shall provide to the Agent the information necessary for making contracts with Clients, including the following:

•                   No later than three days after the date of this Agreement a forecast schedule of the Network Program Block programming (hereinafter referred to as the “Schedule”) for the first quarter of 2008 shall be delivered to the Agent and the forecast Schedules shall thereafter be delivered to the Agent as they become available.

Subsequently, the Agent shall be provided with a preliminary draft Schedule for the respective month no later than two months before it becomes effective.

The approved Schedule for each week shall be delivered by the Principal to the Agent no later than 8 (eight) calendar days before the beginning of the respective calendar week.

3.2.2. The Principal may modify the Schedule and, in such case, it shall inform the Agent on the changes to the preliminary line-up of the Network Program Blocks for the current month within two days from the date such changes were made and inform the Agent on the changes in the Schedule for the upcoming calendar week no later than 1 (one) calendar day before such changes become effective.

The Agent shall not be entitled to such prior notice in cases where such changes are made in an urgent manner in connection with the events of national significance, or as a result of cancellation or changed timing of sporting events, which were to be broadcast on air within the Network Program Blocks, etc. so long as the Agent is informed of such changes in writing on the same day as the changes are made.

3.3. Obligations and rights of the Parties with respect to acceptance, insertion or placement of advertisements in the Network Program Block.

3.3.1. The procedures for delivery of the Network Advertising shall be as agreed by the Parties in Appendix 2.

3.4. The Agent shall have discretion to reject without any consultation with the Principal any Advertising of the Clients that is non-compliant with Russian law and the Principal’s technical requirements. If there is doubt as to the placement of advertisements in dispute (those advertisements that the Client insists on being compliant with Russian advertising law), the Agent may deliver a written request to the Principal for the latter to decide (the advertisements in dispute may be delivered to the Principal on the tape (including VHS tapes)  or as an electronic file), and the Principal should promptly review the request and respond in writing with reasonable explanations within five business days from the receipt of the written request from the Agent and the disputed Advertising.

The Agent’s requests and the Principal’s responses shall be made in writing and signed by authorized officers.  If no response is received from the Principal within the period of time set forth in the first paragraph of this section the Agent shall be free to act as follows:

•                   If the question in the request was such that the Agent requested a straightforward “yes” or “no” answer, the Agent shall regard the Principal’s silence as a “yes” answer.

•                   If the request was for Principal’s opinion with regard to a controversial issue, the Agent shall regard the Principal’s silence as the latter’s consent for the Agent to act at its own discretion.

3.5. When accepting advertising matter from the Agent, the Principal may reject the Advertising accepted and delivered by the Agent if the Principal determines that it is not compliant with Russian law, technical requirements or is inconsistent with the creative, artistic or ethical concepts underlying the Principal’s programming policy.  The Principal shall deliver to the Agent a written notice of rejection with reasonable explanations for such rejection no later than within three business days from the date on which such advertisement was delivered.

In the event that the Agent did not receive the Principal’s notice of rejection and the advertisement delivered to the Principal was not placed within the Network Program Block, and as a consequence the Agent receives a claim from the respective Client, the Principal agrees to take responsibility for resolving such claim or to compensate to the Agent any costs incurred in connection with such claim.

3.6. The Principal shall insert the Commercials into Advertising blocks and shall place Advertising in strict compliance with the procedures for acceptance and broadcast of the Advertising in the Network Program Blocks and in accordance with the Advertising placement schedules delivered by the Agent.

3.7. The Principal shall not broadcast Advertising on the national mourning days declared in the Russian Federation. The Principal shall then have an obligation to place the advertisement not run during the same time interval and in similar programs during the following days or at such other time as may be agreed between the Agent and the Client.  The Principal shall not be held liable in accordance with section 5.4. of this Agreement in those cases where the advertising was not run on the national mourning days.  If the Client refuses to place its Advertising at the other time, the Principal shall have an obligation to return the price of Advertising services, if such amount has been already paid.

3.8. The Principal shall insert the Advertising in the Network Program Block in accordance with the procedures for acceptance and insertion of the Advertising in the Network Program Block contained in Appendix 2 hereto.

3.9. Obligations and rights of the Parties with respect to tracking the placement of Advertising in the Network Program Block and performance of the obligations.

3.9.1. The Parties shall put in place necessary procedures to track the placement to ensure that the advertisements were broadcast in full and correctly.

The Principal shall deliver to the Agent in a timely manner (within five days from receiving a request) ad run reports, confirming the broadcast of the advertisements.

3.9.2. If unexpected or other circumstances arise that prevent the performance of this Agreement, Agent shall immediately inform the Principal about this.

3.9.3. If the Advertising services were provided by the Principal improperly with deviations from the Client Agreement (i.e. the Principal failed to broadcast the Advertising in the Network Program Blocks or changed the time and/or sequence of the Commercials within the Network Program Blocks or broadcast the advertisements with improper quality or technical parameters (without voiceover, with interferences, deviation in the timing, content or version of the commercial, etc.), and also where services were not provided (including the Principal’s refusal to provide services, including in part), the Principal shall be required in a way of specific performance upon the Client’s demand and in accordance with a Client-approved schedule to place the Advertising not broadcast and/or broadcast in unsatisfactory  manner in the same volume without any additional charge or, if demanded by the Client, to reduce the charges for the services pro rata or return the respective amount, if the payment was earlier advanced by the respective Client on such terms and within such period of time as set forth in this Agreement.

In addition to the performance of is contracted obligations, the Principal shall also be held liable for non-performance/improper performance of its obligations to broadcast Advertising to the extent such liability is provided for in the Client Agreement under section 5.4. of this Agreement.

4. Financial Arrangements

Agent’s Fee:

4.1. The agency fee (the “Agency Fee”) to which the Agent shall be entitled for the performance of legal and other actions (section 2.1. of the Agreement) shall be equal to 12% (Twelve percent) of the Principal’s Actual Gross Revenue in each Reporting Period.

The Agent’s entitlement to the Agency Fee shall arise from the moment the Advertising services were actually performed by the Principal in the relevant Reporting Period.

4.2. The accrued Agency Fee due to the Agent (section 4.1. of this Agreement) shall be increased by the amount of value added tax in accordance with the applicable law of the Russian Federation.

The Agency Fee shall be calculated from the Principal’s Actual Gross Revenue, determined by the Parties in Rubles (if the advertising rates are set in US Dollar equivalent - at the exchange rate published by the Central Bank of the Russian Federation as of the last day of the Reporting Period) in a statement for the respective Reporting Period, as set forth in section 4.13 of this Agreement.

The payment of the Agency Fee to the Agent shall be made in the manner provided respectively in sections  4.4. to 4.11. hereof.

Settlement Procedures:

4.3. The price of Advertising in the Client Agreements shall be fixed:

•                   in Client Agreements with Russian resident Clients and non-resident Clients paying in Rubles — in Russian Rubles or US Dollar equivalent calculated at the exchange rate published by the Central Bank of the Russian Federation as of the day the payment order submitted to the Client’s bank;

•                   in Client Agreements with non-resident Clients paying in US Dollars — in Russian Rubles or US Dollars.  The payment for the Advertising in the transaction entered into by the Agent in US Dollars with non-resident Clients can only be made in US Dollars in accordance with the conditions of this Agreement;

•                   in Client Agreements with non-resident Clients paying in freely convertible currencies other than US Dollars — in Russian Rubles, US Dollars or  freely convertible currency subject to prior approval of the Principal;

•                   in agreements for Sponsorship Advertising with Russian resident Clients and non-resident Clients paying in Rubles — in US Dollar equivalent payable in Russian Rubles at the exchange rate published by the Central Bank of the Russian Federation as of the day the payment order is submitted to the Client’s bank, or in Russian Rubles (subject to prior approval of the Principal); and

•                   in agreements for Sponsorship Advertising with non-resident Clients paying in US Dollars — in US Dollars;

Advertising services contracted by the Clients shall be subject to value added tax in accordance with the applicable law of the Russian Federation.

4.4. The payments in Russian Rubles under Client Agreements shall be paid to the Agent’s current account.

Subject to sections 4.6. and 4.9. hereof, the Agent shall be required to transfer the amounts received  under such Client Agreements to the Principal within three banking days. The said three day period shall be counted from the moment the funds are credited to the Agent’s account.

4.5. The Agent may (subject to notification of the Principal) instruct the Client to make the payment in Russian Rubles under the Client Agreement directly to the Principal’s current account.

4.6. The Agent may transfer to the Clients in Russian Rubles those amounts that are to be returned to the latter under the Client Agreements made with them, including from the funds received from other Clients to the Agent’s account for the benefit of the Principal, but not yet paid to the Principal.

4.7. The payments in US Dollars under Client Agreements with the non-resident Clients shall be paid to the Agent’s transit currency account.

The Agent shall be required to transfer the amounts received under such Client Agreements to the Principal’s transit currency account within three banking days. The said three-day period shall be counted from the moment the funds are credited to the Agent’s transit currency account.

4.8. In those cases when any hard currency amounts received should be returned to the Client in accordance with the respective Client Agreement with it, then:

•                   if such amount has already been transferred by the Agent to the Principal, the Principal shall transfer to the Agent’s transit currency account within ten days the amount to be returned to a non-resident Client in US Dollars and the Agent shall then return the amount so received to the respective Client. The said ten-day period shall be counted from the receipt by the Principal of the Agent’s letter demanding the return accompanied by the respective documents relating to the non-resident Client; and

•                   if such amount has not been transferred to the Principal and is still held in the Agent’s transit currency account, the latter shall transfer to the Client in US Dollars the respective amount to be returned.

4.9. The Principal  shall be required within 3 (Three) banking days from the receipt of the funds to the respective account to pay to the Agent the amount equal to 12% (Twelve percent) of the funds received (if the funds are received in US Dollars 12% shall be calculated from the Ruble equivalent of the US Dollar amount calculated at the exchange rate of the Central Bank of the Russian Federation published on the day the funds paid by a non-resident Client were credited to the Agent’s transit currency account) in payment of the Agency Fee due to it under section 4.1. hereof.

In the event that the Principal fails to make payments due to the Agent hereunder delaying them by more than 5 calendar days, the Agent shall be entitled to withhold the amount due to it from the Principal out of the amounts of the new payments received from the Clients to the Agent’s current account of the benefit of the  Principal.

4.10. The settlements between the Parties shall be made on a daily basis as long as payments are received from the Clients.  The date of payment as between the Parties hereunder shall be the date, on which the funds are withdrawn from the payer’s account as evidenced by a bank statement.

4.11. In the event that the amount received from the Principal is larger than the amount of the Agency Fee due to the Agent for the respective Reporting Period, the surplus shall be regarded as an advance towards the Agency Fee for the purpose the settlements in subsequent Reporting Periods.

Reporting:

4.12. Upon transferring the funds, the Agent shall deliver to the Principal an accompanying letter with a detailed break-down of the amount paid.

4.13. After the end of each month, but no later than 10 (Ten) calendar days thereafter, the Agent shall deliver to the Principal the Agent’s report (section 3.1.7. of this Agreement).  To the extent the Principal has any objections with respect to the submitted report it shall within 10 (Ten) calendar days from receipt thereof deliver to the Agent its objections in writing.  If no objections are raised within such period, the report shall be deemed accepted and the engagement completed.

After the end of each Reporting Period, but by tenth day of the month after the Reporting Period, the Parties shall execute a two-way statement (the “Statement”), which shall set forth:

•                   the Principal’s Actual Gross Revenue for the Reporting Period;

•                   the amount of receipts to the Agent’s accounts during the Reporting Period under the Client Agreements, including in payment for the Advertising services in the current, past and future Reporting Periods;

•                   the amount of funds which the Agent shall be required to transfer to the Clients in accordance with the terms of the Client Agreements, including VAT;

•                   the amount of receipts to the Principal’s accounts, as stated for the Reporting Period under the Client Agreements, including in payment for the Advertising services in the current, past and future Reporting Periods;

•                   the amount of funds which the Principal paid to the Clients, including VAT;

•                   the amount of the Agency Fee due to the Agent for the Reporting Period;

•                   the amount of funds paid to the Agent as the Agency Fee, including as payments in respect of the Reporting Period and as advances towards payments for any future Reporting Period or as payments for past Reporting Periods, including VAT;

•                   other details, which the parties shall deem appropriate to reflect in the Statement.

The Principal shall within ten business days either approve the submitted Statement or deliver objections to it stating the reasons. If the Principal’s objections are valid, the Parties shall execute a statement setting forth the steps to be taken to resolve the claims.

If no response is received from the Principal with respect to the submitted Statement, such Statement shall be deemed approved.

4.14. The Statement shall be submitted by the Agent together with the invoice for the Agency Fee.

5.  Liability of the Parties and Releases

5.1. If obligations under this Agreement have not been performed or have been performed improperly, a Party shall be liable to compensate to the other Party damaged caused by such non-performance or improper performance.

5.2. In respect of delayed payments under this Agreement the delaying Party shall pay a penalty interest at the rate of 0.05% (five hundredth of percent) on the amount of the delayed payment for each day of delay.

5.3. In the event of breach by the Principal of the provision of section  3.1.6. hereof, the Principal shall be liable to pay to the Agent a penalty equal to 12% (Twelve percent) of the Principal’s revenue under the contracted transaction.

5.4. In the event of non-performance or improper performance by the Principal of the obligations to broadcast Advertising (see section 3.9.3. of this Agreement), the Principal shall unconditionally satisfy any claims of the Clients to the Agent under existing Client Agreements. If as a result of non-performance, the Agent incurs expenses arising out of the Clients’ claims, the Principal shall indemnify the Agent against all such justified expenses supported by the documents.

5.5. The Principal shall not be liable for the occurrences where the advertising was not broadcast in the Network Program Blocks through the fault of the Agent and the Agent shall be solely responsible for settling any Client claims with respect to such services.

5.6. In the event that the Agent enters into Client Agreements that do not contain provisions set forth in sub-section 3 of section 3.1.3. hereof and circumstances arise that are described in the said subsection, the Agent shall compensate to the Principal the said lost profits in the amount equal to the revenue that the Principal did not receive due to the non-performance by the Client (Clients) of the provisions set forth in subsection 3.

The amount of proved lost profit calculated in the US Dollar equivalent shall be set forth by the Parties in the Statement, which should be agreed between the Parties no later than within 30 days after the circumstances set forth in sub-section 3 of section 3.1.3. hereof arise.

Within 30 days after the execution of the Statement, the Agent shall have an obligation to pay the amount of lost profit to the Principal.

5.7. All payments hereunder in respect of penalties and damages shall be made in Rubles against the creditor’s written demand for penalties, which shall be delivered by registered mail with acknowledgement of receipt within 30 (Thirty) days from the date of the respective invoice.

5.8. The Parties shall be relieved of the liability for non-performance or improper performance of the obligations under this Agreement, if such non-performance or improper performance was caused by the conditions of force-majeure, i.e. circumstances of extraordinary nature unavoidable in a particular situation, such as natural calamities, fires, military hostilities, revolutions, strikes, legislative changes, enactment of mandatory regulations, unscheduled addresses of the government officials (President of the Russian Federation, Chairman of the Government of the Russian Federation, State Duma Speaker) and other circumstances beyond the control of the Parties.

5.9. A Party that is unable to perform its obligations under this Agreement shall promptly, but no later than within five days, notify the other Party of the occurrence and cessation of such. In such case, the Parties’ representatives should as soon as possible consult with each other and agree on the steps to be taken by the Parties.

The occurrence and duration of such circumstances shall be confirmed by documents issued by respective competent authorities.

5.10. A failure to notify or to notify in a timely manner on the occurrence of such circumstances shall result in the Party that failed to notify or to give a timely notification losing its right to claim any such circumstances as relieving it from the liability for the failure to perform its obligations in a timely manner.

5.11. In the event that the Advertising was not broadcast due to the occurrence of the above circumstances, the Principal shall, subject to the Agent’s consent, broadcast such advertising during the same time interval and in the similar programs and where such placement is not possible, shall return to the Agent amounts previously paid for the Advertising not broadcast.

6.  Special Provisions

6.1.  In the event that the legislative changes affect the amount and/or terms of the Advertising to be placed with the Principal, the Parties shall renegotiate the provisions of section  2.4. of this Agreement and the respective plans for Advertising sales. The Parties agree that the coming into effect of the legislative changes as contemplated by this section shall not constitute the ground for a unilateral termination of this Agreement without the payment of the termination fee by the terminating Party as provided in section 9.2. hereof.

7. Notices under the Agreement

7.1. The Parties shall deliver all applications, notices and requests to each other to the agreed addresses by courier services with a copy by fax or electronic mail. Any such application, notice or request shall be deemed delivered:

•                  in case of delivery by courier - on the day of delivery;

•                  in case of delivery by fax - on the day of delivery, if delivered during normal business hours.

•                  in case of delivery by electronic mail - on the day of delivery, if delivered during normal business hours.

7.2. All requests of the Agent to the Principal or of the Principal to the Agent (except as provided in section 3.4. hereof) shall be reviewed by the respective Party within three business days after the receipt of the request and replied to in writing within the same period of time (by fax, electronic mail or courier service). In the event the response is not received within the said period (silence of either Party to this Agreement) the requesting Party (the “second Party”) shall be entitled to proceed as follows:

•                  If the question in the request was such that one Party requested a straightforward “yes” or “no” answer, the second Party shall regard the silence of the other Party (the “first Party”) as a “yes” answer.

•                  If the request was for the first Party’s opinion with regard to a certain issue, the second Party shall regard the silence of the first Party as the latter consent for the second Party to act at its own discretion.

7.3. The actions of the Party taken in compliance with section 7.2. of the Agreement shall be deemed to have been taken in accordance with the terms of this Agreement without exceeding the authority and in the event  any negative consequences arise such Party may not be held liable.

8. Dispute Resolution

8.1. All disputes and controversies that may arise out of or in connection with this Agreement shall to the extent possible be resolved through negotiations.

8.2. In the event the Parties fail to reach agreement, the dispute is to be resolved by the Moscow Arbitration Court.

9. Agreement Validity

9.1. This Agreement shall come into effect upon execution and shall be valid through 6 a.m. local time on January 1, 2010.

9.2. This Agreement may be terminated before expiry of its term by either Party subject to a notice at least 180 (one hundred eighty) days from the proposed termination date.  Such termination notice shall be given by a registered mail with acknowledgement of receipt.

The terminating Party shall then be required to pay to the other Party a termination fee equal to 12% (Twelve percent) of the amount of the Principal’s Actual Gross Revenues for the 6 (six) full months preceding the termination date.

The Parties agree that if the termination occurs after December 31, 2008 and the termination date shall be effective as of January 1, 2009 and subject to terminating Party’s notice being received by the other Party at least 180 (one hundred eighty) days before the proposed date of termination, the termination fee provision shall not apply.

The payment of the termination fee shall be made within 30 (Thirty) days from the Agreement termination date.

9.3. Any reorganization, change of legal form, shareholders and/or management (whether sole and/or collective) of the Parties shall not constitute a ground for the termination and/or change of the provisions set forth in this Agreement.

9.4. Upon expiry of the term of this Agreement it can be renewed by agreement of the Parties.

9.5. In the event that, as of the date this Agreement is terminated, any advertising under any agreement made by the Agent in accordance with this Agreement is not completed and/or any commenced service has not been provided in full, the obligation of the Parties shall be deemed terminated as from the date on which such Advertising has been broadcast and all settlements and penalty payments in accordance with the terms of this Agreement have been completed.

10. Miscellaneous

10.1. This Agreement is made and executed in two equally binding counterparts with one for each Party.

10.2. All and any amendments and supplements to this Agreement shall only be valid if made in writing and signed by the authorized representatives of the Parties.

10.3. All and any amendments and supplements to this Agreement shall be its integral part.

10.4. The Parties agreed not to disclose or otherwise make known to third parties any terms and conditions of this Agreement or any other confidential information, which either of the Parties may have made known to the other Party in connection with the performance of this Agreement (except for any disclosures made to their agents, consultants and legal counsel) without a prior written consent to such disclosure of the other Party, save to the extent  expressly required under applicable law, regulations and rules, as approved by the governmental authorities (including, without limitation, the securities regulators outside the jurisdiction of the Parties) or ordinary disclosure to auditors, shareholders or legal counsel of the Parties.

10.5. The headings of the clauses in this Agreement shall be used for convenience of reference only and shall not be construed as either limiting or broadening the meaning of the provisions of this Agreement.

10.6. The Parties shall have an obligation to promptly notify each other of any changes in the legal form, address, banking or other details, which have occurred.

11. Addresses, Banking Details and Signatures of the Parties:

Agent:

Principal:

CJSC “Kompaniya TSV”

CJSC “New Channel”

Place of Business: 25 Akademeka Pavlova Street,
Moscow 121359
Mailing Address: 25 Akademeka Pavlova Street,
Moscow 121359
INN 7731568585
KPP 773101001
OGRN 5077746859757
Current account 4070 2810 3382 6011 0108
With the Kievskoe Branch of the Savings Bank of
Russia No 5278
Correspondent account 3010 1810 4000 0000 0225
BIK 044525225

Place of Business: 12, 3 Khoroshevskaya Street,
Moscow
Mailing Address: 12, 3 Khoroshevskaya Street,
Moscow, 123298.
INN 7734517148, KPP 773401001 OGRN
1047796750880
Current account 4070281031600000353 with OAO
Alfa Bank, correspondent account
30101810200000000593
With OPERU of Moscow GTU of Bank of Russia
BIK 044525593

Hard Currency Account Details: Beneficiary: Closed Joint Stock Company “New Channel”

Beneficiary account: 40702.840.1.01603000083

Beneficiary bank: ALFA-Bank, Moscow, Russia (107078, Kalanchevskaya st., 27)

On behalf of the Agent

On behalf of the Principal

/s/ V.L. Vshivkin

/s/ A.E. Rodnyansky

V.L. Vshivkin seal here	A.E. Rodnyansky seal here

APPENDIX 1

to Agency Agreement No KT-4/1207 dated December 14, 2007 (hereinafter the “Agency Agreement”)

Moscow	December 14, 2007

Closed Joint Stock Company “New Channel” (OGRN 1047796750880), hereinafter referred to as the “Principal”, represented by its General Director A.E. Rodnyansky, acting pursuant to the Charter on one side, and Closed Joint Stock Company “Kompaniya TSV” (OGRN 5077746859757), hereinafter referred to as the “Agent”, represented by the Deputy General Director V.L. Vshivkin, acting pursuant to the Power of Attorney without number dated December 3, 2007, on the other side, hereinafter referred to as the “Parties”, executed this Appendix No 1 (“Appendix”) to the Agency Agreement as follows.

The Parties agree on the principal factors to be considered in determining the price in connection with the placement of Advertising within the Network Program Blocks when contracting by the Agent with the Clients.

1.             Whenever the Agent contracts the placement of Advertising it shall be guided by the combination of technical, sociological and economic factors that define the conditions required for the provision of advertising services in that particular transaction.  The initial reference basis for pricing the services to be provided in that particular transaction shall be determined by the Agent in consultations with the Client at the time of developing the media strategy and shall comprise the data on timing and geographical region for a particular advertising campaign, the Client’s overall advertising budget, target audience of advertising or publicity materials, information on the Client competitors’ market and any other details required for structuring a particular advertising campaign.

2.             The Parties agree that the pricing of services in a particular transaction shall be based on a multi-factor/multi-functional approach and shall take into account the lack of a universal unit measure, by applying which the quantitative assessment of the services would be possible.

The price (amount) of the agreement shall be such that the willing Parties agree based on the market prices for the services that exist at the time of the transaction in a particular region as a result of the interplay of supply and demand as well as other conditions and considerations that have relevance for the transaction.

3.             When entering into an agreement with a Client and pricing the services, the Agent shall take into consideration the following factors:

3.1.          Demand for media advertising services in the market.

3.1.1             Macroeconomic factors:

•                  Purchasing power

•                  Per capita income growth

•                  Consumer basket/consumer price index for target groups.

a)             expert assessments of the market maturity for certain industries/manufacturing sectors (monopoly, polypoly sectors, etc.) and the need for marketing and advertising support of sales;

b)            expert assessments of the advertiser’s expenditures (budgets) for marketing and medial advertising services, including on television, in the past, current and future periods;

c)             number of market (market sector) players and their media activity.

3.2           Broadcast advertising offering

3.2.1        The Principal’s programming policy.

3.2.2        Alternative programming broadcasted simultaneously with the Network Program Blocks on other TV channels;

3.2.3        Changes in the technical capabilities of the Principal;

•                  Extended reach with better signal;

•                  Extended reach with more powerful transmitters;

•                  Potential new station additions to Domashny Network;

•                  Licenses obtained for new frequencies.

3.2.4        Best advertising length based on TV viewership patterns;

3.2.5        The actual and projected rating (by hour-long time slots, by each city and by each target audience) of the programs and advertising blocks within the Network Program Blocks as well as estimated total TV viewing audience.

Target Audience means all of the potential television viewers with identical sociographic and psychographic characteristics:

•                  sex;

•                  region or area of residence;

•                  income level;

•                  educational level;

•                  occupation;

•                  number of members in the household;

•                  children;

•                  religion;

•                  consumer habits and behavior patterns.

The projected rating shall be determined based on historic data available for the previous periods that are projected onto the advertising placement period based on the planned line-up of the Network Program Blocks as adjusted for seasonal fluctuations and other factors.

The data for the rating calculation shall be sourced from the independent market research company.

The frequency with which such data is made available shall be determined by the independent market research company.

3.3           Specific conditions for a particular contract — the extent of the planned advertising campaign.

3.4           Target group for the advertising campaign — standard groups commonly used by the Clients for assessing the anticipated efficiency:

•                  6   - 54 All

•                  11 - 25 All

•                  11 - 34 All

•                  11 - 34 All Moscow

•                  14 - 24 All

•                  18 - 35 Females

•                  18 - 35 All

•                  18 - 54 Females

•                  18 - 54 Males

•                  18 + All

•                  18 + All Moscow

•                  18 - 44 Females

•                  18 - 44 All

•                  20 - 39 All

•                  25 + Females

•                  6   + All

The figures designate age limits.

3.5           Planned Reach of Advertising Campaign

Reach means a number of people within a target group, who viewed the broadcast for at least one minute (thousand people).

3.6           Planned Frequency

Frequency means average number of viewings of the monitored broadcasts by each TV viewer within the selected target audience.

3.7           Positioning

Positioning means that certain advertising and publicity materials should be placed in the opening, closing or other particular position within an advertising block.

3.8.          Fixed placement

Fixed placement means that certain advertising and publicity materials are to be placed in particular programs or advertising blocks or on dates as are designated by the Client.

3.9           Floating placement

Floating placement means that certain advertising and publicity materials are to be placed in programs and on dates selected independently of the Client based on certain general requirements of the Advertising Order.

3.10         Seasonal considerations for advertising campaign.

Seasonal variations in demand from the Clients for placement of advertising and publicity materials within the Network Program Blocks.

3.11         Competitive requirements for advertising campaign:

•                  Advertising and publicity materials placed by the Client with the requirement not to have advertising of competing products or producers within the same programs or advertising blocks.

•                  Advertising and publicity materials placed by the Client with the requirement to have the Client’s advertising placed in certain programs or advertising blocks together with the advertisements for certain products or services.

3.12         Advertising in the same commercial of the goods and/or services of several advertisers or several advertised items.

3.13         Placement of advertising inside the programs and in the inter-program advertising blocks.

3.14.        Placement of advertising within certain time intervals (including prime time).  Prime-time means an interrupted time intervals having the largest viewership.

3.15.        The terms of payment for the advertising campaign.

3.16.        Number of business days to the first showing of advertising in the Network Program Blocks.

3.17         Social significance of the advertising — The significance of each particular advertising campaign and its charity or other purposes of public value or promotion of the national interests.

4.             The Agent shall be required to follow the Principal’s pricing policy as currently approved or in place and the Principal’s instruction to price each particular contract (transaction) for advertising placement in the broadcast of the TV channels based on the above factors, which have a substantial impact on the form of delivering the advertising and on contractual price of the respective contract (transaction).

5.             This Appendix shall come into effect simultaneously with and shall be an integral part of the Agency Agreement.

6.             This Appendix is made and executed in two equally binding counterparts with one for each Party.

Signatures of the Parties:

Agent:	Principal:
/s/ V.L. Vshivkin	/s/ A.E. Rodnyansky
(V.L. Vshivkin) seal here	(A.E. Rodnyansky) seal here

Appendix No 2

(Procedures for Acceptance and Insertion of Network Advertising)

To Agency Agreement No KT-4/1207 dated December 14, 2007

(hereinafter the “Agency Agreement”)

Moscow	December 14, 2007

Closed Joint Stock Company “New Channel” (OGRN 1047796750880), hereinafter referred to as the “Principal”, represented by its General Director A.E. Rodnyansky, acting pursuant to the Charter on one side, and Closed Joint Stock Company “Kompaniya TSV” (OGRN 5077746859757), hereinafter referred to as the “Agent”, represented by the Deputy General Director V.L. Vshivkin, acting pursuant to the Power of Attorney without number dated December 3, 2007, on the other side, hereinafter referred to as the “Parties”, executed this Appendix No 2 to the Agency Agreement as follows:

This Appendix shall set forth the arrangements as between the Agent and the Principal with respect to the   preparation, documenting and inserting into the Network Program Blocks of the Network Advertising to be delivered by the Agent in accordance with the Agency Agreement.  Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to such terms in the Agency Agreement.

1.  Acceptance and Insertion of the Network Advertising into the Network Program Blocks:

1.1. The Agent shall accept the advertisements from the Clients in PAL format with synchronized voiceover and time code on Betacam SP or Digital Betacam tapes (hereinafter referred to as the “Tapes”).

The Agent’s representatives shall deliver to the Principal (at 12, 3 Khoroshevskaya Street, Moscow) no later than 4 (four) business days before the scheduled time for the broadcast of the advertising in the Network Program Blocks (by 5 p.m. on the delivery day) (on Mondays the deliveries shall be accepted for Saturday and Sunday of the current week and the next Monday, on Tuesday for the next Tuesday, on Wednesday for the next Wednesday, on Thursday for the next Thursday and on Friday for the next Friday) the Tapes with the video recordings of the Network Advertising and accompanying documents (Advertising Spot Order Forms).

On pre-holiday days the Tapes with the video recordings of the Network Advertising and accompanying documents shall be delivered to the Principal within such time as shall be additionally agreed by the Parties by means of telephone or fax communications.

An Advertising Spot Order Form shall be delivered together with the Tape containing the video recording of the Network Advertising (section 1.2. of this Appendix).

1.2. In accordance with section 1.1. of this Appendix, the Tape containing the video recording of the Network Advertising shall be accompanied by an Advertising Spot Order Form.

The Advertising Spot Order Form shall contain the following details:

•                  tape number;

•                  spot starting and ending time code (with accuracy to a frame);

•                  spot title and version;

•                  each spot ID (identification number);

•                  frame timing information (with accuracy to a frame).

1.3. The Network Advertising video recording should conform to the technical specifications as contained in the current Russian regulations, as well as the Principal’s requirements applicable to the TV recording. The frame timing should be divisible by 5 exactly.

1.4. The Agent shall inform the Principal (traffic department) on any changes in scheduling the broadcast of the Network Advertising no later than by 2 p.m. on a day, which is 3 (Three) business days before the scheduled broadcast. This shall also be a deadline for delivering the Tapes with video recordings of the commercials for inserting them into advertising blocks.

If an urgent need for the re-cutting of the completed advertising blocks arises, the Agent shall deliver to the Principal (traffic department) of the Re-Cutting Orders. Re-cutting shall only be done, if the Principal has a physical ability to do so.

1.5. If the video recoding of the Network Advertising is not in conformance with the requirements set forth in section 1.3. of this Appendix the Principal (traffic department) shall promptly (within one day) notify Agent of each such occurrence.

The video recording may be replaced by the Agent for another one as long as the time requirements set forth in paragraph 1.4 of this Appendix are complied with.  If it is impossible for the Agent to replace the video recording of Advertising in timely manner, the Principal has the right not to broadcast such Advertising in accordance with section 3.5 of the Agency Agreement.

2.  Principal’s Manager Terminal:

2.1. The Agent shall make available to the Principal a technical service allowing the access (through Internet, dial-up or dedicated line connection) to the localized version of the Television Advertising Placement System, containing data on the Network Advertising placements (hereinafter referred to as the TAPS) and maintains it in proper manner for the duration of the Agency Agreement.

The number of terminals shall be as agreed between the Agent and the Principal.

2.2. The Principal’s manager remote terminal shall allow for access by the Principal’s managers to the following information, including the editing:

•                  Network Program Block programming schedule identifying available advertising spots;

•                  total time allocated to and booked for the Network Advertising within the Network Program Block programming schedule;

•                  advertising block spots booked;

•                  advertised product category;

•                  client entity;

•                  information on Russian/international author works use in the commercials.

2.3. The Agent shall deliver to the Principal an electronic Placement Form for the Network Advertising (other then Sponsorship Advertising) by means of a report, installed on the Principal’s manager remote terminal.

2.4. The Principal’s managers shall download the electronic advertising Placement Form no later than at 2 p.m. (final version) on a day, which is 3 (Three) business days before the placement date.

2.5. The electronic Placement Form shall contain the following information:

•                  placement date (day, month, week day, year);

•                  description of all (in-program and between-programs) adverting blocks;

•                  reference as to in what commercial break the advertising block is scheduled to be broadcast within the  Network Program Block programming schedule and its number (within which program or prior to which program the advertising block is scheduled);

•                  title, version and timing information for each advertising spot in the block;

•                  positioning of the commercial, if any;

•                  sequence of advertising spots within the block;

•                  timing information for the entire length of the block;

•                  timing information for all blocks of the day.

3. This Appendix is made and executed in two equally binding counterparts with one for each Party.

Signatures of the Parties:

Agent	Principal
/s/ V.L. Vshivkin	/s/ A.E. Rodnyansky
(V.L. Vshivkin) seal here	(A.E. Rodnyansky) seal here

Appendix 3

(Procedures for Acceptance and Insertion of Sponsorship Advertising

into Network Program Blocks)

to Agency Agreement No KT-4/1207 dated December 14, 2007

(hereinafter the “Agency Agreement”)

December 14, 2007

Closed Joint Stock Company “New Channel” (OGRN 1047796750880), hereinafter referred to as the “Principal”, represented by its General Director A.E. Rodnyansky, acting pursuant to the Charter on one side, and Closed Joint Stock Company “Kompaniya TSV” (OGRN 5077746859757), hereinafter referred to as the “Agent”, represented by the Deputy General Director V.L. Vshivkin, acting pursuant to the Power of Attorney without number dated December 3, 2007, on the other side, hereinafter referred to as the “Parties”, executed this Appendix 3 to the Agency Agreement as follows.

Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to such terms in the Agency Agreement.

Subject to the terms and conditions of the Agency Agreement, the Parties agree on the arrangements for the placement of the Sponsorship Advertising in the Network Program Blocks based on the conditions set forth in this Appendix.

2.  For the Purposes of this Appendix the below forms of placement of the Sponsorship Advertising have the following meanings:

(a) “Opening Sponsor Subtitles” means mandatory reference to an entity or individual (Sponsor), which/who granted resources for the production and/or broadcast of the television program, which is to contain a full legal name of the Sponsor. The duration of appearance in the frame is to be 3 to 5 seconds with the size of up to 5% of the frame.

(b) “Sponsor’s Still/Dynamic Promotion” means the still image or dynamical sequence of images with reference to a full legal name of the Sponsor or to its Product/Logo of 5 to 10 seconds in duration (length should be divisible to 5).

(c) “Sponsor Subtitles at the First Product Showing”  means a mandatory reference to an entity or individual (the Sponsor), which/who granted resources for the production and/or broadcast of the television program, which is to contain a full legal name of the Sponsor. The duration of appearance in the frame shall be 3 to 5 seconds with the size of up to 5% of the frame.

(d) “Frame Corner Digital (Superimposed) Logo” means the Sponsor’s logo (trademark) graphically generated by a computer and placed in the Program. Possible only together with Opening Sponsor Subtitles or simultaneously with them. It can be of up to 7% of the frame in size.

(e) “Subtitles Credit” means a recognition of the Sponsor by the Program (with a mandatory visual presentation of the Sponsor’s legal name) for the Products or services provided.

(f) “Sponsor Promotion” means a specially produced (to avoid association with a direct/commercial advertisements) promotion of the Sponsor with required reference to the full name of the Sponsor (at the beginning of the Program and at the time of the first appearance of the Product).

(g) “Presenter’s Verbal Credit (Announcement)/Reference to Sponsor/Program Break)” means the presenter’s verbal announcement about the Program Sponsor, in which reference is made to the Sponsor’s brand and Products with description of the Products features.

(h) “Presenter’s Verbal Credit (Announcement/Reference to Sponsor/No Program Break)” means the presenter’s verbal announcement about the Program Sponsor without breaking the running of the Program or reference to the Sponsor’s brand and Products with a duration of up to 3 seconds.

(i) “Presenter’s Verbal Announcement/No Reference to Sponsor/Reference to Brand and/or Display of Product/Product Make” means the presenter’s verbal announcement about the Sponsor’s product/brand with displaying the same, being part of the Program plot limited to 3 seconds in duration.

(j) “Presenter Giving Sponsor’s Gift/Reference to Sponsor/Program Break” means the handing by the Program presenter of the gift provided by the Sponsor with a reference to the trade mark and product description of the product specifications as well as a reference to the legal name of the Sponsor.  Gift can be presented by the Sponsor’s representative.

(k) “Presenter Giving Sponsor’s Gift/Reference to Sponsor/No Program Break” means the handing by the Program presenter of the gift provided by the Sponsor with a reference made only to the Sponsor and no reference made to the Product make/brand or comments as to its specifications or properties.  The display of the gift (Product) and handing it over should not interrupt the running of the Program and a participant of the Program should at all times appear on camera.  No close-ups of the gift packaging/Product or logos are allowed.

(l) “Presenter Giving Sponsor’s Gift/No Reference to Sponsor/ Reference to Brand and/or Display of the Product/Product Make” as the Presenter hands over the gift, reference is made to the make/brand and/or Product or Product make is displayed  comments as to its specifications, properties or distinctive features.  No close-ups of the gift packaging or logos are allowed.

(m) “Displaying Sponsor’s Sign” means the sign with the entity’s name (including the one that is not the same as the Sponsor’s name) in the building, where it conducts its business, to be shown at long distance with the Program participants present. The length is limited to 3 seconds.

(n) “Displaying Sponsor Packaging (Bags)” means the packaging with the Sponsor’s logo or trademark on it to be shown at long/middle distances with the Program participants present. The length is limited to 3 seconds.

(o) “Use of Sponsor-Provided Decorations” means the use of the Sponsor’s Products, brand elements, its colors and styling for decorating the Program shooting set.

(p) “Sponsor Providing Clothing to Program Characters/Presenters” means the clothing of the Program presenters or characters without the Sponsor’s logo.

(q) “Decoration of Program Studio/Interiors with Sponsor-Provided Materials” means the use of brand elements, its colors and styling for decorating the Program shooting set.

(r) “Use of Sponsor Promotion Materials in Program Studio/Interiors (Microphones, Tables) means the use of brand elements, its colors and styling as well as the products for decorating the Program shooting set.

(s) “Displaying Sponsor Products” means the Sponsor-manufactured or marketed product appearing in the frame at long or middle distance for 2 to 3 seconds.

(t) “Use of Sponsor Products” means the Sponsor-manufactured or marketed product appearing as they are being consumed/used by the Program participants. Middle shots are to be used with duration of 2 to 3 seconds.

(u) “Presence of Sponsor in Studio (Studio Guest)” means the interview of or address by the Sponsor in the Program without a reference to any make/brand, appearance of the Product or any comments as to the consumer properties, qualities or features of the Product.

(v) “Appearance of/Reference to Sponsor’s Product in Special Scene” means displaying or making reference to the Sponsor-manufactured or marketed product, which appears or is referred to on camera in a specially set-up and scripted scene, being incorporated into such scene as a “recurring character”, not as the scene’s “main character” with appearances (references) made at long or middle distances together with other products.

3. The Sponsorship advertising shall be placed in the Network Program Blocks as follows:

3.1. Before any agreements are made for the placement of the Sponsorship Advertising, the Agent should first agree on the placement arrangements with the Client and the Principal (Sponsorship Package: name of the program sponsor, advertised item (program sponsor, its product or service), a form of the placement of the Sponsorship Advertising (out of the list above in section 2 of this Appendix), title of the program to be sponsored, date of the placement and the number of appearances of the Sponsorship Advertising, and also the cost of advertising placement.

3.2. Based on the preliminary agreement, the Agent shall deliver to the Principal (responsible account manager in the sales department) a written Order Form and letter of guarantee for the placement of the Sponsorship Package no later than 10 (Ten) business days before:

•                  the scheduled day for the placement of the Sponsorship Advertising in the Network Program Blocks in the event that the Sponsorship Advertising is to be placed using the form described in item (b) of section 2 of this Appendix;

•                  prior to the start of production work on (shooting of) the television program/show in the event that the Sponsorship Advertising is to be placed using any forms other than described in paragraph (b) of section 2 of this Appendix.

If after 2 (Two) business days from the receipt by the Principal from the Agent of the Form Order (Letter of Guarantee) no reasonable objections or rejection to accept the Sponsorship Package are raised by the Principal, the Sponsorship Advertising shall be deemed accepted by the Principal for placement and the Agent shall be deemed authorized to enter into an agreement with the Client on the terms set forth in the Order Form (Letter of Guarantee).

The Order for placement of the Sponsorship Advertising (description of the Sponsorship package) shall contain the name of the program sponsor, advertised item (program sponsor, its product or service), form of placement of the Sponsorship Advertising (out of the list above in section 2 of this Appendix), title of the program to be sponsored, date of placement and the number of appearances of the Sponsorship Advertising in each program (release of the program), timing information for each form of placement of the Sponsorship Advertising, as well as the placement price of the Sponsorship Advertising.

3.3.   The Sponsorship Advertising shall be placed by the Principal in the Network Program Blocks pursuant to the Order Form of the Agent as follows:

3.3.1. The Sponsorship Advertising, placed in the form described in item (b) of section 2 of this Appendix shall be accepted by the Agent from the Client in PAL format with synchronized voiceover and time code on Betacam SP or Digital Betacam tapes (hereinafter referred to as the “Tapes”).  The tapes with the video recordings shall be delivered to the Principal’s Sales Department 7 (Seven) business days before the commencement of the period during which the Sponsorship Advertising is to run. The Principal’s person, responsible for the acceptance of the Tapes: an account manager of the sales department responsible for this Sponsorship placement.

The placement by the Principal of the Sponsorship Advertising in the Network Program Blocks in accordance with the first paragraph of this subsection shall be in accordance with the procedures set forth in Appendix 2 to the Agency Agreement.

3.3.2. The Sponsorship Advertising placed in the forms described in items (a), (c) and (d) of section 2 of this Appendix shall be accepted by the Agent from the Client as a write-up on the Sponsorship Client as well as electronically in the format to be agreed with the production company (jpg, mpeg, etc.). The write-ups on the Sponsorship Client and the Tapes with the video recordings shall be delivered to the Principal’s Sales Department. The Principal’s person, responsible for the acceptance of the Tapes: an account manager of the sales department responsible for this Sponsorship placement.

3.3.3. The Sponsorship Advertising placed in the forms described in items (a), (c) through (v) in accordance with section 2 of this Appendix shall be produced and inserted into the program (release of the program) by the program production company pursuant to the respective agreements between the production company and the Principal. The placement of the Sponsorship Advertising in the Network Program Blocks in the forms listed in this subsection shall be in accordance with the following procedure:

3.3.3.1. The Principal shall deliver to the production company a respective Placement Order in respect of the Sponsorship Advertising attaching respective information on the Sponsorship Client, materials necessary for the production of the program together with the electronic files in the agreed format.

3.3.3.2. Once the program has been produced, the Principal shall accept the respective program (release of the program) with the Sponsorship Advertising inserted into it and as long as the program is consistent with the Order Form, the respective program (release of the program) shall be included into the Network Program Blocks in accordance with the Network Program Block Programming Schedule.

3.3.3.3. In the event that the Sponsorship Advertising has been produced and inserted into the program with deviations from the form agreed for the placement or its amount is lesser in scope than requested in the Order Form (Letter of Guarantee) of the Agent, the Principal shall deliver to the Agent a copy of the program produced in a pre-view format (DVD, VHS).  Such pre-view copy shall be delivered to the Agent by courier within 2 (Two) business days after the receipt of the program (release of the program) by the Principal from the production company.

3.3.3.4. Based on the video recoding of the program delivered by the Principal the Agent shall obtain the approval of the Sponsorship Client for the deviations from the Sponsorship package within

3 (Three) business days from the receipt of the material from the Principal as provided under section 3.3.3.3 of this Appendix and shall immediately inform the Principal about such approval.

If the Sponsorship Client does not approve the deviations from the Sponsorship package the Agent shall advise the Principal about this. In such cases the Principal agrees to satisfy the Client’s claims that arise from the deviations from the Sponsorship Package to the extent the services were provided improperly.

If no approval or disapproval with respect to the deviations from the Sponsorship package is received by the Agent from the Sponsorship Client within the time period set forth in the first paragraph of this subsection, the Parties acknowledge that the Sponsorship Client shall be deemed to have agreed to the deviations from the Sponsorship package.

3.3.4. For the purpose of proper performance of the Agency Agreement and to enable the Agent to fully report to the Client on the services actually provided with regard to the placement of the Sponsorship Advertising the Principal shall deliver to the Agent no later than 15th day of the month following the month of placement an ad run report as a proof of broadcasting the program containing the respective Sponsorship Advertising placed in the form described in item (b) of section 2 of this Appendix. To the extent the video recording of the program containing the Sponsorship Advertising has been requested the Agent shall deliver to the Principal a written request for the production of the above video recording.

4. This Appendix shall come into effect simultaneously with the Agency Agreement and shall be an integral part of the Agency Agreement.

5. This Appendix is made and executed in two equally binding counterparts with one for each Party.

Signatures of the Parties:

Agent:	Principal:
/s/ V.L. Vshivkin	/s/ A.E. Rodnyansky
(V.L. Vshivkin) seal here	(A.E. Rodnyansky) seal here